SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	July 21, 2010

PACIFIC ETHANOL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21467	41-2170618
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Capitol Mall, Suite 2060, Sacramento, CA	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(916) 403-2123

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.  below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item	3.02 Unregistered Sale of Equity Securities.

As previously disclosed, on June 21, 2010, the Superior Court of the State of California for the County of Los Angeles entered an Order Approving Stipulation for Settlement of Claim (the “Order”) in the matter entitled Socius CG II, Ltd. v. Pacific Ethanol, Inc.  The Order provides for the full and final settlement of Socius GC II, Ltd.’s (“Socius”) $5,000,000 claim (the “Claim”) against Pacific Ethanol, Inc. (the “Company”).  Socius purchased the Claim from Lyles United, LLC (“Lyles United”), a creditor of the Company, pursuant to the terms of a Purchase Agreement dated effective as of June 16, 2010 between Socius and Lyles United.  The Claim consists of the right to receive $5,000,000 of principal amount of and under a loan made by Lyles United to the Company pursuant to the terms of an Amended and Restated Promissory Note dated November 7, 2008 in the original principal amount of $30,000,000.

As previously disclosed, pursuant to the terms of the Order, on June 21, 2010, the Company issued and delivered to Socius 7,735,000 shares of its common stock (the “Settlement Shares”), subject to adjustment as set forth in the Order.

Under the terms of the Order, which required an adjustment to the number of shares issued to Socius, the Company issued to Socius an additional 4,192,481 shares of its common stock on July 21, 2010.  In addition, the Company intends to issue an additional 50,941 shares of its common stock in settlement of legal fees and expenses incurred by Socius in connection with the settlement of the Claim. As a result, in full satisfaction of the Claim (including legal fees and expenses incurred by Socius) the Company will have issued to Socius a total of 11,978,422 shares of its common stock.

The offer and sale of the securities described in this Item 3.02 were effected in reliance on Section 3(a)(10) of the Securities Act of 1933, as amended.

Item	9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Order Approving Stipulation for Settlement of Claim (*)
______________
*	Filed as an exhibit to the Registrant’s Form 8-K for June 18, 2010 filed with the Securities and Exchange Commission on June 24, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 23, 2010	PACIFIC ETHANOL, INC.

	By:	/s/ CHRISTOPHER W. WRIGHT
Christopher W. Wright,
Vice President, General Counsel & Secretary

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